                                                                    EXHIBIT 12.1

                 CONTINENTAL CABLEVISION, INC. AND SUBSIDIARIES

    COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED
                                   DIVIDENDS
                      (IN THOUSANDS, EXCEPT RATIO AMOUNTS)

  The following table reflects the computation of the ratio of earnings to fixed charges for the years and period indicated.

                                      YEAR ENDED DECEMBER 31,
                          ----------------------------------------------------
                            1990       1991       1992       1993      1994
                          ---------  ---------  ---------  --------  ---------
Computation of Earnings:
 Loss from Continuing
  Operations
  Before Income Taxes,
   Extraordinary Item and
   Cumulative Effect of
   Change in Accounting
   for Income Taxes...... $(193,969) $(159,781) $(101,306) $(33,695) $(108,995)
 Add:
  Interest Expense(1)....   313,858    324,976    296,031   282,252    315,541
  Interest Portion of
   Rent Expense..........     5,235      5,445      5,899     6,065      6,840
  Amortization of
   Capitalized Interest..     2,030      2,067      2,106     2,162      2,271
  Equity in Net Loss of
   Affiliates............        24      3,380      9,402    12,827     25,002
                          ---------  ---------  ---------  --------  ---------
  Earnings as Adjusted... $ 127,178  $ 176,087  $ 212,132  $269,611  $ 240,659
                          =========  =========  =========  ========  =========
Computation of Fixed
 Charges:
 Interest Expense(1)..... $ 313,858  $ 324,976  $ 296,031  $282,252  $ 315,541
 Interest Portion of Rent
  Expense................     5,235      5,445      5,899     6,065      6,840
 Capitalized Interest....       718        396        766       908      2,377
 Preferred Dividends.....    61,102      5,771     16,861    34,115     36,800
                          ---------  ---------  ---------  --------  ---------
 Fixed Charges........... $ 380,913  $ 336,588  $ 319,557  $323,340  $ 361,558
                          =========  =========  =========  ========  =========
 Ratio of Earnings to
  Combined Fixed Charges
  and Preferred
  Dividends..............       .33        .52        .66       .83        .67
                          =========  =========  =========  ========  =========
 Deficiency in Earnings
  Required to Cover
  Combined Fixed Charges. $ 253,735  $ 160,501  $ 107,425  $ 53,729  $ 120,899
                          =========  =========  =========  ========  =========

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(1)Interest Expense includes Amortization of Deferred Financing Costs.